Exhibit 99.3

Good morning.

Joe has already covered many of the highlights of RITA's second quarter, so I'll try to go through our income statement and balance sheet as quickly as possible.

Sales reached $11,955 for the quarter, a 7% sequential increase over the first quarter. Strong international results, at least some of which reflect the new Habib 4X sealer, drove the top line, although our US results were also ahead as utilization in our existing accounts continued to grow.

Our margins grew to 61%, from 57% last quarter, even though integration efforts were still underway through much of the period. In particular, our cost of goods sold included $200,000 of expenses associated with operating our Mountain View facility. As we mentioned before, the Mountain View facility is now closed and our integration efforts are complete.

We had $1.0 million in R&D expense, and SG&A expense for the quarter totaled $7.4 million. This figure reflects a number of large one-time expenses, including $500,000 of professional expenses, legal and accounting, related to general corporate business but also related to Sarbanes Oxley compliance. We don't expect charges of that magnitude in future quarters. We incurred about $100,000 in expenses associated with our move to our new Fremont facility, and, also, we incurred $200,000 in expenses associated with the resignation of Don Stewart, our CFO, and the search for his replacement.
Again, we don't expect charges of this size to be present in the third quarter.

Despite all of the integration efforts and one-time expenses that characterized the quarter, we were encouraged to see our Loss per Share narrow, moving to ($0.03) from ($0.04) last quarter and ($0.05) in the fourth quarter of 2004.

Moving to the balance sheet, the top line we show - CASH - is probably the most important line we show. Cash fell almost two million from our Q1 2005 level, and is down $9.6 million from year end, although a major portion of the decline from 12/31 is the $6.5 million  debt repayment we undertook in the first quarter.

Aside from the impact of the expenses I referred to earlier, we've tied up cash in working capital. Our DSO's have remained essentially constant at about 53 days, but higher sales have driven a $400,000 higher investment. Our inventories are also higher, compared to year end levels. We've consciously built inventory for our RFA product line as a consequence of the decision to move production to Georgia, a much less expensive place to manufacture. But, as a result, our inventory turn was 2.4 times at quarter end, compared to 2.8 times at December 31. The increase in inventory since December 31 has used another $700,000 of cash.

The accounting for the Habib product license may be of interest. To date, we've spent $50,000 in cash and issued 150,000 shares of stock valued at about $400,000 in acquisition of this license. We've also agreed to pay $500,000 in cash in May of 2006. Further, we will pay $200,000 upon FDA approval of the device for use in the United States; we believe that this payment is likely in the third quarter.

Our debt refinancing has already been covered, but to summarize, up until this morning we were paying 14% interest on $8.3 million in Senior Debt. We replaced all of this debt with new Convertible notes, which bear interest at 6.5%. The conversion price of the new notes is $4.03. These notes are adjustable, of course, in the event of a recapitalization such as a stock split, but not otherwise. Most importantly, the new notes will be subordinate to a future working capital line. We are actively investigating a working capital line which we believe will provide the Company with liquidity and help fund our future growth.

At this point, I'll turn things back over to you, Joe.

Balance Sheet Notes

					YTD
	December 31	March 31	June 30		Cash Flow

Cash and Marketable Securities:	13,858	6,157	4,262		9,596	Cash shrink
		(7,701)	(1,895)		(6,800)	Prepay and other debt pay
					300	From options etc
					3,096	Operating uses, including capital spending

Accounts receivable	6,410	6,480	6,952
- DSO	54	52	53		Constant

Inventory	7,126	6,881	7,774
- Turns	2.86	2.79	2.38
- DIOH	128	131	153		RF safety stock

Goodwill	91,339	91,339	91,339		No impairment.		Net Assets		Assets		143,548
									Current Liab		(7,762)
									LT debt and other LT liab		(9,459)
											126,327

							Market Value		Shares outstanding 6/30		41,652
									Closing price 6/30		$ 3.16
											131,620

											5,293

Intangibles	30,142	29,885	(496)		Habib detail		50,000	cash
			954	Habib			403,500	equity
			30,600				500,000	liability
							953,500

							200,000	payment due upon US approval (hopefully, Q3)

AP / AL	6,731	6,629	7,161
			(500)	Habib
			6,661

Debt	7,200	708	601		$601 includes $270 to BofA (reclassed) plus remaining Stepic
	9,722	9,452	9,459
	16,922	10,160	10,060		REFI	Senior		Junior
						$ 8,262		$ 1,393	$ 9,655	$ 9,700
						14%		6%	13%	6.5%
						1,157		84	$ 1,240	631

Sales Detail

		Three Months Ended					Q2 v Q1	Q2 v Q204
		June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,
		2004	2004	2004	2005	2005
Sales		$4,659	$7,951	$10,961	$11,205	$11,955	$750	$(127)
	HMP	$7,423	$1,354				7%	-1%
		$12,082	$9,305

Segment Information:
United States		$3,723	$6,662	$9,077	$9,523	$9,604	$81	$(880)
	HMP	$6,761	$1,254				1%	-8%
		$10,484	$7,916

International		$936	$1,129	$1,540	$1,573	$2,145	$572	$707
	HMP	$502	$100				36%	49%
		$1,438	$1,229

Other Revenue		$160	$160	$344	$109	$206

United States Sources of Revenue
New Customer Revenue		$428	$446	$815	$285	$382
Utilization Revenue		$3,295	$2,215	$2,780	$3,226	$3,484	8%	6%
Ports		$4,599	$2,534	$3,434	$4,098	$4,045
Other Specialty Access Catheters			$1,467	$2,048	$1,914	$1,693

Income Statement

Sales
							vs 04	vs Q1 05

		Q2 2004		Q105		Q205	Growth	Growth

Revenue		4,659		11,205		11,955	157%	7%
		7,423
		12,082					-1%

Domestic Revenue	GAAP	3,723		9,523		9,604	158%	1%
		6,761
	Non-GAAP	10,484				9,604	-8%

	Utilization			3,226		3,484		8%

Intl Revenue				1,573		2,145		36%	w/o BO
				-		128
				1,573		2,017		28%	2%

GM		Q4	Q1	Q2

	GAAP	54%	57%	61%
	Non-GAAP	62%	63%	63%

	- Higher volume
	- Integration complete: all operations functioning in GA
	- Q2 improvement achieved despite relatively high content of International business
	- Guidance is 61 - 63

R&D	- Flat
	- Initial expenese re:		Breast
			LifeGuard Vision

SG&A		Q4	Q1	Q2		vs Q1
	Expense	6,114	6,768	7,415		647
	Sev	220	60	-

				Professional		400
				Recruiting		200
				Move		100
				Sales	Meeting	100
					Other	200

	- Sharply reduced budgets in Q3 for R&D and S&M

	Q4	Q1	Q2
Net Income	$ (0.05)	$ (0.04)	$ (0.03)

			$ 0.01	Integration	260
			$ 0.02	One-time	949

	- Guidance is (0.01) to 0.00